Exhibit 10.1
LICENSING AGREEMENT

This Licensing Agreement (“Agreement”) is made and entered into as of the 8th day of March, 2011, by and between M-Solo International, Inc., a corporation established under Delaware law (the “Licensor”) having its principal office at 488 Madison Avenue, New York, New York 10022 and Spring Creek Healthcare Systems, Inc., a corporation organized under the laws of Nevada ( “Spring Creek”), having its principal place of business at 120 Wall Street, Ste. 2401, New York, New York 10005 and NewCo, a subsidiary of Spring Creek to be formed upon execution of this Agreement (“Licensee”).  Each of the Licensor, Spring Creek and Licensee are also referred to herein as a “Party” and cumulatively as the “Parties”.

Whereas, Licensor has the right to grant licenses for the distribution and marketing of certain multi-function anti-aging products; and

Whereas, Licensee wishes to obtain a license for the aforementioned products upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the faithful performance of the covenants herein contained and intending to be bound by the terms, hereof, the Parties agree as follows:

ARTICLE I - DEFINITIONS

For the purpose of this agreement, the following definitions shall apply:

1.
Product(s):  A multi-function anti-aging product, ReVersital® 3-in-1 MicrodermaStick®, that combines three skin care treatments – cleansing, microdermabrasion and hydration – in a portable, hands-free dial-up stick, including all improvements, enhancements and modifications of such product developed at any time during the term of this Agreement.  The definition of Product(s) may be expanded from time to time to include other cosmetic and beauty products which the parties may mutually approve and which right of approval is described in Article VII below.

2.
Confidential Proprietary Information:   Shall mean with respect to any Party all scientific, business or financial information relating to such Party, its subsidiaries or affiliates or their respective businesses, except when such information:

a.	Becomes known to the other Party prior to receipt from such first Party;

b.	Becomes publicly known through sources other than such first Party;

c.	Is lawfully received by such other Party from a party other than the first Party; or

d.	Is approved for release by written authorization from such first Party.

Each party agrees to maintain the confidentiality of the Confidential Proprietary Information of the other Party during the term of this Agreement and following its termination for any reason.

3.
Exclusive License: The term “Exclusive License” shall mean an Exclusive License for the mass consumer market, whereby Licensee’s rights are sole and entire and operate to exclude all others, including Licensor and its affiliates except as otherwise expressly agreed and/or provided herein. The Exclusive License shall include the right of Licensee to make, have made, produce, use, market, advertise, promote, distribute and sell the Products.   The parties acknowledge that Licensor has heretofore presented the Product(s) for distribution to Eniva Corporation, an international multi-level marketing company, and that this license excludes such channel of trade.

4.
Know-how:  Shall mean any and all technical data, information, materials, trade secrets and technology, including any improvements thereto, trade names, trademarks, service marks or other licensed product names associated with the Products in any form in which the foregoing may exist, now owned or co-owned by or exclusively, semi-exclusively or non-exclusively licensed to Licensor prior to the date of this Agreement or hereafter acquired by Licensor during the term of this Agreement. The trade names, trademarks, service marks or other product names associated with the Products are set forth on Schedule A to this Agreement.

ARTICLE II- GRANT OF EXCLUSIVE LICENSE.

1.
Subject to the provisions of Article I, paragraph 3 above and the performance terms set forth in Article IV, Licensor hereby grants to Licensee the Exclusive License to use, market, advertise, promote, distribute and sell the Products in the territory of the United States and any additional territories that Licensor obtains the right to grant licenses with regard to the Products during the term of this Agreement, without further cost to Licensee.

ARTICLE III- LICENSE PAYMENTS

1.
License Fee.  In consideration for the exclusive license being granted by Licensor to Licensee, Spring Creek agrees to issue to Licensor and/or its designated assigns, 4,900,000 shares of common stock, representing 49% of NewCo, which will be 51% owned by Spring Creek on the Closing Date.  The Closing Date shall mean the date that (a) this Agreement is signed by the Parties and (b) Licensor has received the shares.  Except as provided above, the Products shall be marketed solely through NewCo.  Neither the Licensor nor Spring Creek shall have the right to sell, transfer or assign all or any of its shares of NewCo common stock without first offering such shares to the other party at a price and on terms no less favorable than those offered to the third party to whom such shares are to be sold, transferred or assigned.

2.
Royalty:  Licensor shall receive a 5% share of “net revenue participation” from the applicable sales accounts in the form of quarterly distributions payable no later than the 30th day after the quarter ends. The definition of net revenue participation is NewCo’s share of net sales as provided in Generally Accepted Accounting Principles (“GAAP”).  Such distribution shall be accompanied by a statement listing gross sales and applicable deductions.  Licensor shall have the right to audit Licensee’s books and records on a semi-annual basis providing thirty (30) days notice , provided that Licensor engages Henry Kaelber CPA or another accredited CPA in good standing, who signs a non-disclosure agreement prior to receiving access to Licensee’s books and records.

3.
Additional Consideration: In addition, M-Solo International, Inc. shall be granted 300,000 shares of Spring Creek (SCRK).  Such shares shall not be registered under the Securities Act of 1933, as amended (the “Act”), or the securities laws of any state, and as such must be held indefinitely and may not be sold or transferred unless registered under the Act or unless an exemption from such registration exists.

ARTICLE IV – DILIGENCE AND PERFORMANCE

1.
Spring Creek shall use its best efforts to bring the Products to market through NewCo via a thorough, vigorous and diligent program and to continue active, diligent marketing efforts throughout the life of this Agreement.

2.
Licensee’s failure to perform in accordance with paragraph 1 of this ARTICLE IV shall be grounds for Licensor to terminate this Agreement, but Licensor must give Licensee not less than ninety (90) calendar days advance written notice during which time Licensee shall have the right to cure such failure to perform.

3.
Licensee shall use its best efforts to generate net sales during the first year of the term of this Agreement (including but not limited to television/web/direct response sales) equal to five hundred thousand dollars ($500,000) and thereafter during each year of the term an average increase of not less than ten (10%) percent in net sales of the Product(s) per annum for the first three years of the Agreement.  After the first three years of the Agreement, the Parties agree to mutually agree upon the required average increase of net sales for the remaining term of the Agreement.

4.	Licensor shall use its best efforts to promote the Products and shall be available to participate in marketing and advertising programs mutually agreed upon by the Parties.

ARTICLE V - TERMINATION OF LICENSE

1.	Termination by Licensor.

Option of Licensor: Licensor may, at its option, terminate this Agreement but only by giving not less than ninety (90) calendar day advance written notice to Licensee, but only in case of:

a.
Default in the performance of any other material obligation including the commitments set forth in Article IV contained in this Agreement on the part of Licensee to be performed and such default shall continue for a period of ninety (90) calendar days after Licensor shall have given to Licensee written notice of such default.

b.	Adjudication that Licensee is bankrupt or insolvent.

c.
The filling by Licensee of a petition of bankruptcy, or a petition or answer seeking reorganization, readjustment or rearrangement of its business or affairs under any law or governmental regulation relating to bankruptcy or insolvency.

d.
The appointment of a receiver of the business or for all or substantially all of the property of Licensee; or the making by Licensee of assignment or an attempted assignment for the benefit of its creditors; or the institution by Licensee of any proceedings for the liquidation or winding up of its business or affairs.

e.
Licensee fails to generate Purchase Orders and has not begun the bona fide distribution and sale of the Products within a period of one hundred and eighty (180) days from execution of this Agreement; or

f.
Failure by Licensee to make two consecutive timely payments due hereunder or submit any statement required hereunder within thirty (30) business days from the date on which such payment or statement is due, which failure is not cured following a ten (10) day notice to cure.

g.
Failure by Licensee to sustain an average increase of 10% in net sales of the Products per annum during the first three years of the Agreement and the average percentage increase agreed upon by the Parties with respect to the remaining term of the Agreement.

2.	Effect of termination.

Termination of this Agreement shall not in any way operate to impair or destroy any of Spring Creek’s, Licensee’s or Licensor’s rights or remedies, either at law or in equity, or to relieve Licensee of any of its obligations to pay royalties and/or Licensor’s share of revenue participation and/or to comply with any other of the obligations hereunder, accrued prior to or after the expiration or effective date of termination.  However, if Licensor terminates this Agreement for Licensee’s non-performance, the Licensor’s remedies shall be limited to its share of unpaid royalties or revenue participation.

After expiration or termination as the case may be, Licensee shall have a period of ninety (90) days to sell, ship, market and distribute the Products provided that royalties and Licensor’s share of revenue are paid in a timely manner.  Moreover, any Products not shipped or distributed shall, at Licensor’s request, be returned pursuant to Licensor’s notice to a location it selects at Licensor’s sole cost, including the cost of the Products and shipping.  At the end of such ninety (90) day period, Licensee shall provide a full and final accounting to Licensor identifying all customers, sales to date and monies due, accrued and/or unpaid.

3.	Effect of delay, etc.

Failure or delay by Licensor to exercise its rights of termination hereunder by reason of any default by Licensee in carrying out any obligation imposed upon it by this Agreement shall not operate to prejudice Licensor’s right of termination for any other subsequent default by Licensee.

4.	Return of Licensed Product Rights.

Upon termination of this Agreement, all of the Licensed Product Rights shall be returned to Licensor.

ARTICLE VI – TERM

Unless previously terminated as hereinbefore provided, and depending on NewCo’s gross sales on an annual basis, the term of this Agreement shall extend for a period of ten years from and after the date hereof (the “Initial Term”).   Thereafter, this Agreement shall be automatically renewed, at the same terms and conditions, for additional, successive three (3) year periods (each, a “Renewal Term”) unless either party hereto gives to the other party written notice to terminate this Agreement no later than ninety (90) days prior to the end of the Initial Term or any Renewal Term.  The Initial Term and the Renewal Term are hereinafter collectively referred to as the “Term”.

ARTICLE VII – RIGHT OF FIRST REFUSAL

During the Term hereof,  Spring Creek and Licensor shall notify Licensee of any new products in the cosmetic and beauty products industry which Licensor and Spring Creek are made aware of and/or which either may be interested in licensing, marketing and/or distributing, submitting in reasonable detail, specifications, design, product availability, pricing and other material terms.  NewCo shall have a right of first refusal, for a period of thirty (30) calendar days from receipt of such notice from Spring Creek or Licensor to provide written notice of its decision to offer to represent the products.

VIII - QUALITY AND APPROVAL

1.
In order to maintain the quality reputation of the Products, all product packaging and formulations relating to the Products must have Licensor’s approval, which approval shall not be unreasonably withheld.  In that regard, Licensee shall submit to Licensor for approval any new pre-production sample for any proposed Products or promotional or packaging material relating to the Products.  Licensee shall use reasonable commercial efforts to not permit the manufacture, sale, marketing or distribution of any products or materials relating to the Products unless it obtains Licensor’s approval of all required submittals, which approval will not be unreasonably withheld.  Licensor’s failure to approve within five (5) days after receipt of Licensee’s submission shall constitute an approval.  Licensee shall use commercially reasonable efforts to cause any subcontractor to submit, at its own cost, two (2) sets of any new or reformulated or new batch samples of the Products and/or promotional packaging as well.

2.
Licensee shall use its best efforts to ensure that neither it, nor its subcontractors will sell, market, distribute or use for any purpose or knowingly permit any third party to sell, market or distribute Products which are defective, damaged or otherwise fail to meet Licensor’s specifications or reasonable quality control standards, including approved trademark and copyright usage and notice requirements.

ARTICLE IX - NOTICES, ASSIGNEES

1.
Notices. Notices and payments required hereunder shall be deemed properly given if duly sent by first class mail and addressed to the parties at the addresses set forth above, by fax with a receipt attached or by email with a receipt (i.e., sent confirmation) attached. The parties hereto will keep each other advised of address changes.

2.
Assignees, etc.  This Agreement shall be binding upon and shall inure to the benefit of the assigns of Licensor and upon and to the benefit of the successors of the entire business of Licensor, but neither this Agreement nor any of the benefits thereof nor any rights thereunder shall, directly or indirectly, without the prior written consent of Licensor, be assigned, divided, or shared by the Licensee to or with any other party or parties (except a successor of the entire business of the Licensee).

ARTICLE X - MISCELLANEOUS

1.
Governing Law and Consent to Jurisdiction. This Agreement is executed and delivered in The United States and shall be governed by, and constructed in accordance with, the laws of the State of New York without giving effect to the conflicts of law principles thereof.  The Parties to this Agreement agree to be subject to the exclusive jurisdiction of the state and federal courts located in the State of New York.

2.
Entire Agreement; Amendments.  This Agreement, together with any Schedules attached hereto, sets forth the entire understanding of the Parties as to the subject matter of this Agreement and merges all prior agreements and understanding between the Parties, whether oral or written, with respect to this subject matter.  This Agreement may not be modified except in writing, signed by both of the Parties hereto.

3.
Representation regarding patents of third parties. Licensor represents and warrants to Licensee and Spring Creek that to the best of its knowledge the Licensed Product Rights manufactured, or used, under the exclusive license granted herein are free of claims of infringement of patent rights of any other person or persons. The Licensor warrants that it has the right to distribute, sell, market, commercially exploit and market the Licensed Product and all Rights from the inventors in the territory of the United States.

4.
Indemnity.  Licensor and NewCo shall maintain liability insurance in the amount of  $5 million unless less is required by the market, and Licensor shall add Licensee and Spring Creek as additional insureds to the manufacturer’s policy.

5.
Advertising.  Licensee agrees that Licensee may not use in any way the name of Licensor or any logotypes or symbols associated with Licensor or the names of any researchers without the express written permission of Licensor, which shall not be unreasonably withheld.  If Licensor fails to respond within five (5) business days to a request to use Licensor’s name, logotypes or symbols associated with Licensor or the names of any researchers, permission is deemed to be provided.

6.
Confidentiality. The Parties agree to maintain discussions and proprietary information revealed pursuant to this Agreement in confidence, to disclose them only to persons within their respective organizations having a need to know, and to furnish assurances to the other Party that such persons understand this duty on confidentiality.

7.
Context and Construction.  Whenever required by the context of this Agreement, the singular shall include the plural and masculine shall include the feminine. This Agreement shall not be construed as if it had been prepared by one of the Parties, but rather as if all the parties had prepared the same.

8.
Waiver.  No failure or delay of any of the Parties in the exercise of any right or privilege hereunder shall operate as a waiver thereof or of the exercise of any other right or privilege hereunder nor shall any single or partial exercise of any such right or privilege preclude other or further exercise thereof or of any other right or privilege.

9.
Context and Construction.  Whenever required by the context of this Agreement, the singular shall include the plural and masculine shall include the feminine. This Agreement shall not be construed as if it had been prepared by one of the Parties, but rather as if all the parties had prepared the same.

10.	Titles and Captions. Any title or caption included herein is for convenience only and is not to be used in the interpretation of this Agreement.

11.
Severability.  Should any clause, sentence or paragraph of this Agreement be declared to be invalid, unenforceable or void, such decision shall not invalidate or void the remainder of this Agreement and the Parties hereby agree that the part or parts of this Agreement so held to be invalid, unenforceable or void shall be deemed to have been stricken, and the remainder shall have the same force and effect as if such part or parts had never been included herein.

12.
Counterparts.  This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.  Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such facsimile copies shall constitute enforceable original documents.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

The effective date of this Agreement is March 8th, 2011.

M-SOLO INTERNATIONAL, INC., Licensor

By: /s/ Margaux Levy

Name: Margaux Levy

Title: President

SPRING CREEK HEALTHCARE SYSTEMS, INC.

By: /s/ Kelly T. Hickel

Name: Kelly T. Hickel

Title: CEO

NEWCO, Licensee

By: /s/ Kelly T. Hickel

Name: Kelly T. Hickel

Title: CEO